Exhibit 99.1

Geron Corporation Announces the Pricing of Its Public Offering of Common Stock

MENLO PARK, Calif.--(BUSINESS WIRE)--December 7, 2010--Geron Corporation (Nasdaq:GERN) today announced the pricing of an underwritten public offering of 17,391,305 shares of its common stock at a price to the public of $5.00 per share. The gross proceeds to Geron from this underwritten public offering are expected to be approximately $87.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about December 10, 2010, subject to customary closing conditions. Geron has also granted the underwriters a 30-day option to purchase up to an additional 2,608,695 shares of its common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by Geron.

Geron intends to use the proceeds from the offering for research and development, including clinical trials for its product candidates, clinical development of product candidates it has in-licensed, and other general corporate purposes.

J.P. Morgan Securities LLC and Lazard Capital Markets LLC are acting as joint book-running managers of the offering. Rodman & Renshaw, LLC, Roth Capital Partners, LLC and WBB Securities, LLC are acting as co-managers of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A shelf registration statement together with an accompanying base prospectus on Form S-3 relating to the shares was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov. A final prospectus supplement relating to these securities will be filed with the SEC and, when available, may be obtained from the above-mentioned SEC website or from the offices of J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, or by phone at (866) 803-9204, or Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with compounds designed to penetrate the blood-brain barrier (BBB). The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

Investors are cautioned that statements in this press release regarding the completion and timing of the public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks related to the satisfaction of customary closing conditions related to the public offering. There can be no assurance that Geron will be able to complete the public offering on the anticipated terms, or at all. Geron will continue to need significant additional capital to fund its operations and may be unable to raise capital when needed, which would force Geron to delay, reduce or eliminate its product candidate development programs or commercialization efforts. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in Geron’s preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission on December 6, 2010, and in the prospectus supplement related to the public offering that Geron expects to file with the Securities and Exchange Commission on or about December 7, 2010, and from time to time in Geron’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the quarter ended September 30, 2010, each available on the SEC’s web site at www.sec.gov.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com